News Release

CONTACTS:
Investors:
     Joe Selner, Chief Financial Officer
     920-491-7120
Media:
     Cindy Moon-Mogush, Corporate Communications
     920-431-8034

Conlon to retire from Associated Banc-Corp’s board

      GREEN BAY, Wis. — Jan. 31, 2006 — The Board of Directors of Associated Banc-Corp (NASDAQ: ASBC) has announced that Harry B. “Nick” Conlon plans to retire from the board. As such, he will not seek re-election to the board when his term expires on April 26, 2006.

      Conlon served in leadership roles with Associated Banc-Corp for more than 30 years. He has provided his insight, guidance and support as a director since 1975.

      From 1975 to 2000, Conlon served as chief executive officer of Associated. He was named chairman of the Board of Directors in 1987. Conlon retired as CEO in 2000, but remained non-executive chairman of the board until 2003.

      During Conlon’s tenure on the board, Associated experienced tremendous change, growing from $450 million in assets with nine banking offices in Northeast Wisconsin to its position today as a leading Midwestern financial services company, with assets in excess of $22 billion and 319 banking offices in three states.

      “Nick’s thoughtfulness and optimism were inspirational to the people of Associated, and helped position Associated for success long into the future. We congratulate him on his accomplishments, thank him for his contributions, and wish him all the best in his retirement,” Associated President and CEO Paul S. Beideman said.

      Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified multibank holding company serving more than 180 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.AssociatedBank.com.

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